EXHIBIT 99.1

Guskin Gold Corp. Begins Ground Geophysical Surveys on the Kukuom Gold Project in Ghana, Africa.

Guskin Gold Corp (OTCQB:GKIN) (“Guskin Gold” or the “Company”), is pleased to announce the initiation of the 2022 ground geophysical work program on the Company’s Kukuom Gold Project in the Sefwi-Bibiani Gold Belt, Ghana, Africa.

The Company contracted Terranet Limited to carry out an Induced Polarization (IP) and a Ground Magnetic Surveys over the Kukuom’s “Open Pit” prospect.

Both ground surveys follow up on the highly favourable airborne geophysical target at the “Open Pit” area that the Company previously announced on March 7, 2022 when the Company completed an interpretation of the airborne geophysics survey coincident with high-grade grab and chip samples.

The report identified six (6) high-priority target anomalies; the most promising covering the “Open Pit” is a 2,000meter long magnetic anomaly directly overlain and correlating to the previously announced high-grade rock samples, which tested up to 46.6 g/t gold in the area known as the “Open Pit”.

Terranet Limited is based in Accra, Ghana and will be conducting the survey over the Kukuom “Open Pit” prospect. The field crew, will be starting the survey mid-August which covers an estimated area of 1.6 sq. kms, with approx. 16.8-line kms of IP, employing the pole-dipole array with a dipole spacing of 25-meter using 8 dipoles. The Ground Magnetics survey will cover approx. 40-line kms. The survey is scheduled to take approximately 6 weeks to complete, followed by analysis and interpretation of the resulting data.

For the past years, Terranet has been involved with acquiring, processing, interpreting, and evaluating a wide range of airborne and ground geophysical data throughout Ghana and West Africa, using this information for exploration purposes as well as in the preparation of large- and small-scale maps, from data capture (digitizing), structuring, through to integration of processing and interpretation.

The IP/resistivity and magnetic surveys will be carried out across the area of the “Open Pit”, extending East and West of the favourable contact zones of the metasedimentary and metavolcanic units that hosts gold-quartz vein systems. The intent of extensions beyond the contact zone is to allow for deep penetration of the substrata, up to 400 metre subsurface, and identify any buried mineralization beneath the current 17-hole, 150-metre proposed drill depth planned for later this season.

Mr. Francis Lovebridge Agezo, Guskin Gold’s Director of Exploration, states “The proposed exploration program is designed to give us a better understanding of the subsurface gold mineralization. The purpose of the geophysics is to fingerprint and characterize zones of gold-bearing veins of suitable size to allow for their possible mining. We believe numerous zones may be identified and that could provide sufficient material for mining operations to begin, and hopefully continue for many years to come”.

“A successful outcome will allow us geologic confidence to define high-priority targets for the upcoming drill program and our work towards producing a mineral resource recognized by international reporting standards such as the Canadian NI 43-101 or Australian JORC (2012).” Mrs. Naana Asante, Guskin Gold’s CEO, Director and Chairwoman, affirms. “We look forward to continuing to release timely updates to our JV partners, suppliers, government, and shareholders, keeping everyone informed as we develop, improve, and expand operations in Ghana.”

The Kukuom Gold Project Significance

Located in Asunafo South District, Ahafo Region, and is a Joint Venture Partnership with Danampco Company whereby Guskin Gold has an exclusive seventy (70%) percent ownership interest (see Company press release dated February 1st, 2021).

The license area is 156 square kilometers and the Kukuom Gold Project is highly prospective, spatially related to major mines including Newmont’s Ahafo Gold Mine (23Moz) located approximately 30km north of the Kukuom property, and Asante Gold’s Chirano Gold Mine (5Moz) located approximately 45km south-southeast of Kukuom and their Bibiani Gold Mine (7Moz) located approximately 25km southeast.

Francis Lovebridge Agezo, Guskin Gold’s Director of Exploration is credited as a contributor to the discovery and development of the Chirano Mine deposits. Notably on April 25th, 2022, Kinross Gold Corp. (KGC) announced the sale of the Chirano Gold Mine for $225 Million to Canadian Asante Gold (ASE); Asante having previously acquired the Bibiani Gold Mine for $90 Million from Australian Resolute Mining (RSG) in August 2021.

Qualified Person Statement

Guskin Gold’s disclosure of a technical or scientific nature in this news release has been reviewed and approved by Francis Lovebridge Agezo, P.Geo, the Company’s Director of Exploration, and a qualified person under the definition of National Instrument 43-101. This news release was written for the Purpose of reporting on the operations pertaining to the Company’s Kukuom Gold Project. The Company accepts no responsibility or liability for any use of this report or any reliance upon this report by any person, other than the use of the whole of this report by the Company consistent with the Purpose. The full report, while unpublished in this press release, must always be considered in its entirety.

About Guskin Gold Corp.

Guskin Gold Corp. (OTCQB:GKIN) is a mining company publicly traded in the United States, with its head office in Santa Clara, California. Guskin is focused on gold exploration and mining in Ghana, the number one gold producer in Africa and seventh largest gold producing country in the world. The Company’s leadership team is world-class. Many are native to Ghana, all offer specialised expertise in the business of gold exploration, mining, public markets, and finance. And all are passionately committed to the success of the Company, our partners, and investors. For additional information please visit www.guskingold.com.

Company Contact Information

Mrs. Naana Asante

Chief Executive Officer

naana.asante@guskingold.com

www.guskingold.com

Forward-Looking Statements and Disclosure

This news release contains “forward-looking statements” which are not purely historical and may include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities and words such as “anticipate”, “seek”, intend”, “believe”, “estimate”, “expect”, “project”, “plan”, or similar phrases may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the exploration and exploitation of the “Tepa Gold Mine”, and/or “Kukuom” Concession, new mineral and/or gold projects, securing necessary financing, the future of the U.S. and global economies, the impact of competition, and the Company’s reliance on existing regulations pertaining to the mining and exploration of mineral properties in Ghana and internationally. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission. For more information, please visit www.sec.gov.

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